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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                             THIRD  THIRD     YEAR
REGULATION           STATEMENT CAPTION        QTR.   QTR.    TO DATE
                                              1997   1996  1997   1996

5-02 (1)            Cash and Cash Items      14605  11624  14605  11624

5-02 (2)            Marketable Securities    73810  74982  73810  74982
5-02 (3)(b)(1)      Notes Receivable        234627 215541 234627 215541
5-02 (4)            Allowance for Doubtful
                      Accounts                2788   2511   2788   2511

5-02 (15)           Total Assets            338271 314871 338217 314871

5-02 (24)           Other Liabilities       305511 286085 305511 286085
5-02 (30)           Common Stock               748    739    748    739

5-02 (31)(a)(2)     Additional Capital Other 10465   9947  10465   9947
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated         21608 18106   21608  18106
5-03 (b)(1)(e)      Other Revenues            7789  7207   22593  20965
5-03 (b)(2)(e)      Cost of Other Revenues    2680  2497    7810   7471

5-03 (b)(8)         Interest and Amortization
                     of Debt Discount         3313  3103    9463   8913

5-03 (b)(10)        Income Before Taxes and
                      Other Items             1796  1607    5320   4581


5-03 (b)(11)        Income Tax Expense         631   565    1828   1595

5-03 (b)(14)        Income/Loss from
                      Continuing Operations   1165  1042    3492   2986


5-03 (b)(19)        Net Income or Loss        1165  1042    3492   2986